EXHIBIT 99.1
NEWS RELEASE
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	December 17, 2007
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS
FOR THE QUARTER AND SIX MONTHS ENDED OCTOBER 31, 2007
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announced today its results for the second quarter and six months of its fiscal year ending April 30, 2008.
Revenues for the three months ended October 31, 2007 increased by 204% to $1.7 million compared to $0.6 million in the three months ended October 31, 2006. The Company incurred a net loss of $1.9 million in the second quarter of fiscal 2008 compared to a net loss of $2.3 million in the second quarter of fiscal 2007. The second quarter basic and diluted net loss per share was $0.18 in fiscal 2008 compared to $0.45 in fiscal 2007. The weighted average number of shares used to compute basic and diluted net loss per share was 10,192,854 for the second quarter of fiscal 2008, compared to 5,175,194 for the second quarter of fiscal 2007. The fiscal 2008 number of shares reflects the issuance of 5 million shares in connection with the Company’s U.S. initial public offering completed on April 30, 2007. Contract backlog for the Company was $7.9 million as of October 31, 2007 compared to $5.2 million as of April 30, 2007.
For the six months ended October 31, 2007, the Company reported revenues of $2.2 million compared to $0.9 million in the six months ended October 31, 2006. OPT reported a net loss of $4.3 million, or $0.42 per basic and diluted share, for the six months ended October 31, 2007 compared to a net loss of $4.0 million, or $0.77 per basic and diluted share, for the six months ended October 31, 2006. The weighted average number of shares used to compute basic and diluted net loss per share was 10,191,104 for the six months ended October 31, 2007, compared to 5,173,361 for the six months ended October 31, 2006. The fiscal 2008 number of shares reflects the issuance of 5 million shares in connection with the Company’s U.S. initial public offering completed on April 30, 2007.
Highlights of the Second Quarter
•	Signed $0.5 million contract with PNGC Power for an Oregon wave energy project

•	Awarded $1.9 million of additional funding for the contract with the U.S. Navy in Hawaii

•	Agreement signed with Converteam (formerly known as Alstom Power Conversion) for the development of advanced linear generators for use in OPT PowerBuoys®

•	Order backlog at October 31, 2007: $7.9 million (April 30, 2007: $5.2 million)

•	Revenues for the second quarter ended October 31, 2007 increased by 204% to $1.7 million, up $1.1million from the second quarter of fiscal 2007 ($0.6 million)

•	Cash, cash equivalents and certificates of deposit of $109.7 million at October 31, 2007 (April 30, 2007: $115.9 million)

•	Paul F. Lozier elected to the Board of Directors
Commenting on the results, George W. Taylor, Chief Executive Officer of OPT, said “The second quarter has been a period of significant progress for OPT. The Company achieved a substantial increase in revenues compared to the prior periods. The contract we won with PNGC Power in Oregon and the additional funding from the U.S. Navy for our Hawaii project provide further validation of our technology and move us closer to our ambition of providing commercial wave energy systems. Our projects elsewhere are advancing well and we are confident that we will continue to make strong progress in the second half.”
Operational Review
During the second quarter ended October 31, 2007, OPT has continued to build significant momentum, and has made substantial progress in a number of ongoing projects, including:
REEDSPORT, OREGON, US — In August 2007, the Company signed an agreement with PNGC Power under which the electric cooperative will provide funding of $0.5 million toward the fabrication and ocean installation of the first PowerBuoy system at the Reedsport OPT Wave Park in Oregon. Under the terms of the contract OPT will build and deploy a 150kW (PB150) PowerBuoy, which will be used to demonstrate the potential of the ocean as an energy resource. This represents the first phase of the project, which aims to install PowerBuoy systems generating a total of up to 2MW. OPT has been issued a preliminary permit by the Federal Energy Regulatory Commission for up to 50MW at the site, which is 2.5 miles off the coast of Reedsport.
Surveys of the wave power park site have now been completed and significant progress is being made in the necessary consultation and consent process with local interest groups, individuals and regulatory agencies.
HAWAII, US — In October 2007, the Company strengthened its long-standing ties with the U.S. Navy when it was awarded a further $1.9 million in funding for its ongoing contract to install PowerBuoys off the island of Oahu in Hawaii. This additional contract award will primarily support the testing and monitoring of the next PowerBuoy system to be deployed at a site one mile off the coast at a depth of 100 feet. Manufacturing of the PowerBuoy is nearing completion, and the power take-off and control system are now under test.
SPAIN — The construction of the Company’s PB40 PowerBuoy system being built locally for the Spanish utility Iberdrola, for deployment off the coast of Cantabria is nearing completion. The power take-off and control system, which is being tested in the Company’s New Jersey plant, is expected to be completed and shipped to Spain by the end of this month, and the logistics for final buoy systems integration, assembly and testing have been arranged.
FRANCE — OPT received further funding of €0.1 million for the current phase of site identification for its contract with Total and Iberdrola to develop a wave power station off the Atlantic coast of France. The Company is also in the process of securing a sub-contractor to perform wave data collection.
ORKNEY ISLANDS, UK — Design of the PB150 PowerBuoy for deployment at the European Marine Energy Centre off Orkney is now well underway and certain elements of the system are already under construction.
CORNWALL, UK — The UK government has now given planning approval for the Wave Hub project and approved funding for the construction of the infrastructure to which four wave energy systems, including an OPT PowerBuoy wave farm, will be connected. The South West Regional Development
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Agency (SWRDA), which is responsible for the project, is now seeking bids for the infrastructure contracts.
NEW JERSEY, US — OPT’s PB40 PowerBuoy has been re-deployed in the Atlantic Ocean about five miles off the coast of Tuckerton, following maintenance and testing on the system. Since redeployment the buoy has performed without incident. The NBC Nightly News featured a segment on wave power and OPT in a recent broadcast, which included video footage of the PowerBuoy in operation.
U.S. NAVY DEEP OCEAN APPLICATION — In June 2007, OPT was awarded a $1.7 million contract by the U.S. Navy to provide autonomous PowerBuoy technology for its Deep Water Acoustic Detection System (DWADS) for ocean data gathering. The design of this system continues and construction of certain elements has commenced under this contract’s eighteen-month period of performance.
During the period ended October 31, 2007, OPT also signed an exclusive cooperation agreement with Converteam, the UK-based power conversion engineering group, under which the two parties will develop High Temperature Superconductor (HTS) Linear Generators for use in OPT’s PowerBuoy wave energy converters. The Company believes that the use of HTS generators in OPT PowerBuoys has the potential to deliver significant reductions in the cost of wave generated electricity, and therefore could accelerate the market penetration of PowerBuoy systems in the future.
In November 2007, OPT strengthened its Board of Directors with the election of Paul F. Lozier as a non-executive director. Mr. Lozier, who is 60, is a private investor, provides corporate finance counsel to a variety of medium-sized corporations, and is a director of Somerset Hills Bancorp (Nasdaq: SOMH) and currently serves on its audit committee. Previously, Mr. Lozier was a Managing Director and senior investment banker specializing in energy finance with Merrill Lynch & Co. (NYSE: MER).
Financial review
Revenues increased by $1.1 million in the three months ended October 31, 2007, or 204%, to $1.7 million as compared to $0.6 million in the three months ended October 31, 2006. The increase in revenues was primarily attributable to an increase in on-going work on the Company’s Hawaii project for the U.S. Navy, work on the first phase of construction of a 1.39MW wave power station off the coast of Spain, work on the design, manufacture and installation of an OPT wave power station consisting of a single PB150 (150kW) PowerBuoy device in Orkney, Scotland, and work on the contract with the U.S. Navy to provide our PowerBuoy technology to a program for ocean data gathering.
Cost of revenues increased by $0.7 million to $1.9 million in the three months ended October 31, 2007, as compared to $1.2 million in the three months ended October 31, 2006. This increase in cost of revenues primarily reflected the higher level of activity on revenue-bearing contracts. The decrease in gross loss in the three months ended October 31, 2007 also reflected a charge of approximately $0.5 million recorded in the three months ended October 31, 2006 in connection with the project in Spain, due to higher expected costs at completion of the project.
Net loss for the three months ended October 31, 2007 was $1.9 million, compared to a net loss of $2.3 million in the quarter ended October 31, 2006. This decrease in net loss was attributable to the reduction in gross loss and a $1.0 million increase in interest income, net of an 11% increase in product development costs primarily reflecting work to increase the power output of the Company’s utility PowerBuoy, and a 119% increase in selling, general and administrative costs (S, G & A). The increase in S, G & A was attributable to higher marketing costs, professional fees and other costs incurred as a result of becoming a public company in the United States, and additional payroll and incentive-based costs related to the Company’s growth.
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Revenues increased by $1.3 million in the six months ended October 31, 2007, or 160%, to $2.2 million as compared to $0.9 million in the six months ended October 31, 2006. The increase in revenues was primarily attributable to an increase in work on the Hawaii project for the U.S. Navy, the wave power station off the coast of Spain, the PB150 (150kW) PowerBuoy device in Orkney, Scotland, and the contract with the U.S. Navy to provide our PowerBuoy technology to a program for ocean data gathering.
Cost of revenues increased by $1.3 million to $2.7 million in the six months ended October 31, 2007, as compared to $1.4 million in the six months ended October 31, 2006. This increase in cost of revenues primarily reflected the higher level of activity on revenue-bearing contracts., The decrease in gross loss in the six months ended October 31, 2007 also reflected a charge of approximately $0.5 million recorded in the six months ended October 31, 2006 in connection with the project in Spain, due to higher than expected costs at completion of the project.
Net loss for the six months ended October 31, 2007 was $4.3 million compared to a net loss of $4.0 million in the six months ended October 31, 2006. This increase was primarily attributable to the reduction in gross loss and a $2.1 million increase in interest income, net of a 34% increase in product development costs and 67% increase in S, G & A costs. The reasons for these increases in product development and S, G & A are noted above in the respective second quarter periods.
The Company finished the quarter with continuing strong liquidity. At October 31, 2007, total cash, cash equivalents and certificates of deposit were $109.7 million, compared to $115.9 million at April 30, 2007. Long-term debt of $0.2 million represents amounts due to the State of New Jersey under a non-interest bearing loan which must be repaid no later than January 2012. Stockholders’ equity and common shares outstanding reflect the receipt of proceeds on April 30, 2007 from the U.S. initial public offering and listing on the Nasdaq Global Market. The Company raised a net amount of approximately $90 million through the sale of 5 million common shares.
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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release may contain “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007 based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure, creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For further information, please contact:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8353
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Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Consolidated Balance Sheets as of October 31, 2006,
April 30, 2007 and October 31, 2007

	October 31,	April 30,	October 31,
	2006	2007	2007
	$	$	$
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	18,250,604	107,505,473	109,681,072
Certificates of deposit	10,927,992	8,390,146	—
Accounts receivable	383,869	865,081	572,732
Unbilled receivables	368,671	313,080	1,146,265
Other current assets	1,512,924	441,342	1,123,122

Total current assets	31,444,060	117,515,122	112,523,191

Property and equipment, net	446,963	387,923	396,301
Patents, net of accumulated amortization of $167,077, $176,840 and $189,298, respectively	515,137	597,280	639,369
Restricted cash	—	983,376	1,037,592
Other noncurrent assets	278,944	227,845	250,946

TOTAL ASSETS	32,685,104	119,711,546	114,847,399

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,167,263	1,708,408	1,285,301
Accrued expenses	2,671,965	4,593,413	2,680,004
Unearned revenues	108,791	—	601,082
Other current liabilities	50,526	26,106	26,106

Total current liabilities	3,998,545	6,327,927	4,592,493

LONG-TERM DEBT	233,959	231,585	188,784

DEFERRED RENT	8,118	10,825	13,531

DEFERRED CREDITS	600,000	600,000	600,000

Total liabilities	4,840,622	7,170,337	5,394,808

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 5,176,694, 10,186,254 and 10,192,854 shares, respectively	5,177	10,186	10,193
Additional paid-in capital	60,483,247	150,842,671	152,050,476
Accumulated deficit	(32,600,307)	(38,270,918)	(42,579,578)
Accumulated other comprehensive loss	(43,635)	(40,730)	(28,500)

Total stockholders’ equity	27,844,482	112,541,209	109,452,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	32,685,104	119,711,546	114,847,399
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Consolidated Statements of Operations
For the three months ended October 31, 2006 and 2007 (Unaudited)

	October 31,	October 31,
	2006	2007
	$	$
REVENUES	555,561	1,686,212
COST OF REVENUES	1,156,665	1,923,196
Gross loss	(601,104)	(236,984)
PRODUCT DEVELOPMENT COSTS	1,749,913	1,942,713
SELLING, GENERAL AND ADMINISTRATIVE COSTS	625,092	1,371,160
Operating expenses	2,375,005	3,313,873
Operating loss	(2,976,109)	(3,550,857)
INTEREST INCOME	360,561	1,343,877
FOREIGN EXCHANGE GAIN	308,348	336,164
NET LOSS	(2,307,200)	(1,870,816)
Basic and diluted net loss per share	(0.45)	(0.18)
Weighted average shares used to compute basic and diluted net loss per share	5,175,194	10,192,854
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Consolidated Statements of Operations
For the six months ended October 31, 2006 and 2007 (Unaudited)

	October 31,	October 31,
	2006	2007
	$	$
REVENUES	860,747	2,241,916
COST OF REVENUES	1,382,630	2,728,188
Gross loss	(521,883)	(486,272)
PRODUCT DEVELOPMENT COSTS	2,802,039	3,758,447
SELLING, GENERAL AND ADMINISTRATIVE COSTS	2,013,137	3,367,762
Operating expenses	4,815,176	7,126,209
Operating loss	(5,337,059)	(7,612,481)
INTEREST INCOME	722,928	2,788,163
FOREIGN EXCHANGE GAIN	645,977	515,658
NET LOSS	(3,968,154)	(4,308,660)
Basic and diluted net loss per share	(0.77)	(0.42)
Weighted average shares used to compute basic and diluted net loss per share	5,173,361	10,191,104
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007

Consolidated Statements of Cash Flows
For the six months ended October 31, 2006 and 2007 (Unaudited)

	October 31,	October 31,
	2006	2007
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	(3,968,154)	(4,308,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign Exchange Gain	(645,977)	(515,658)
Depreciation and amortization	131,340	121,135
Loss on disposal of equipment	20,344	—
Compensation expense related to stock option grants	709,951	1,154,516
Deferred rent	8,118	2,706
Changes in operating assets and liabilities:
Accounts receivable	(378,228)	298,673
Unbilled receivables	(157,311)	(810,042)
Other current assets	(1,179,849)	(673,999)
Accounts payable	843,332	(285,200)
Accrued expenses	930,928	(1,295,886)
Unearned revenues	92,727	601,082
Other current liabilities	(61,050)	—

Net cash used in operating activities	(3,653,829)	(5,711,333)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of certificates of deposit	(39,890,009)	(8,968,170)
Maturities of certificates of deposit	29,444,173	17,358,316
Purchase of equipment	(44,736)	(98,271)
Payments of patent costs	(73,202)	(36,376)
Investments in joint ventures and other noncurrent assets	(178,161)	(16,739)

Net cash (used in) provided by investing activities	(10,741,935)	8,238,760

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issuance costs	—	(870,116)
Proceeds from exercise of stock options	47,525	53,296

Net cash provided by (used in) financing activities	47,525	(816,820)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	641,634	464,992

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,706,605)	2,175,599

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,957,209	107,505,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	18,250,604	109,681,072
Ocean Power Technologies, Inc – Results for three and six months ended October 31, 2007